Exhibit 99.1

Staples, Inc. to Host 2008 Analyst & Investor Conference

Management to Outline Future Growth Initiatives and Provide Corporate Express Integration Update

Company Announces Preliminary Third Quarter Performance and Reaffirms Long-Term Financial Expectations

FRAMINGHAM, Mass.--(BUSINESS WIRE)--October 29, 2008--Staples, Inc. (Nasdaq: SPLS) will hold its 2008 Analyst and Investor Conference on Thursday, Oct. 30, 2008 from 9:00 a.m. ET until 2:00 p.m. ET. The event will include presentations from the management team, providing preliminary results for the company’s third quarter performance, an overview of the company’s strategies and growth initiatives, and an update on the company’s long-term financial expectations.

“Staples is well positioned today due to the investments we’ve made over the past several years,” said Ron Sargent, chairman and chief executive officer. “We now have greater scale, a more balanced portfolio of businesses, an expanded global footprint, and the opportunity to achieve tremendous synergies from the combination with Corporate Express. Our conference will give investors an opportunity to see why our team is optimistic, energized and focused. We are determined to emerge from this difficult economic period even stronger than when we went into it.”

Conference highlights include:

  Staples continues to generate strong cash flows and expects to generate nearly $1 billion in free cash flow in 2008. The company continues to maintain a solid investment grade credit rating following the July acquisition of Corporate Express, creating flexibility for financing options. Staples repaid $700 million of debt related to the acquisition during the third quarter. The company currently has a $2.5 billion balance between its commercial paper program and its 364 day bridge loan, and expects to finalize permanent financing by July 2009.
  Staples has tightened its capital spending plans and now expects to spend between $400 million and $500 million in capital in 2009, planning prudently for a challenging environment.
  Early success with the integration of Corporate Express, specifically related to vendor negotiations and organizational structure, has increased management’s confidence in achieving the high end of previously announced synergy expectations. The company now anticipates annual synergies to build to $300 million over the three year integration period, versus previous guidance of a range of $200 million to $300 million.
  In the context of a more conservative capital program, the company plans to open 75 stores in North America in 2009, including 60 stores in the United States and 15 in Canada. This compares to approximately 110 stores expected to open during the current year.
  Staples’ retail business is implementing a series of initiatives to drive store productivity, including improving the profitability of technology sales, boosting sales of high margin copy and EasyTech services, and reducing the size of its primary store format, “Dover”, to 18,000 square feet from 20,000 square feet.
  The company continues to differentiate itself through own brand products, with the opportunity to grow own brand products to 30 percent of sales.
  Staples International has built a solid foundation in Europe and high growth markets. Leveraging its expanded global scale, strong multi-channel platform in Europe, and enhanced product and service offerings, Staples International is well positioned for top and bottom line growth.

Preliminary Q3 2008 Performance

The company’s third quarter ends on Nov. 1, 2008. Staples has maintained its focus on customer service, tight expense control, working capital management and capital discipline, and expects to achieve solid earnings performance despite challenging market conditions.

For the third quarter, the company anticipates reporting fully diluted GAAP earnings per share of $0.21 to $0.22, after the impact of special charges related to its acquisition of Corporate Express. Excluding these charges, the company expects to achieve fully diluted earnings per share, on an adjusted basis, of $0.41 to $0.42.

Summary of Q3 2008 Special Charges

Approximate Dollar Amounts in Millions, Except Per Share Data

	Pre-Tax Impact	Net Income Impact	EPS Impact
Non-Cash Write-off of Staples European Catalog Tradenames	$ 120	$ 79	$ 0.11
Corporate Express Integration and Restructuring Expense	10	7	0.01
Non-Cash Charge Related to Tax Planning Strategies	N/A	57	0.08
Total	$ 130	$ 143	$ 0.20

As a result of the company’s decision to move toward one global Staples brand, the legacy brands associated with Staples European Catalog will be eliminated over time. The company expects to record a non-cash, pre-tax charge of approximately $120 million in the third quarter, reflecting its plans to discontinue the use of tradenames Staples obtained from the 2002 Guilbert acquisition.

The company also expects to record pre-tax integration and restructuring expense of approximately $10 million related to Corporate Express during the third quarter.

Additionally, the company is developing tax planning strategies to optimize the benefits of the net operating losses of Corporate Express. As a result of the company’s evolving plans, Staples is required to record a non-cash charge of $57 million, which will result in a one-time increase to the company’s effective tax rate in the third quarter. The company anticipates finalizing its tax planning strategy to mitigate the financial impact of this charge in the next three to six months. Staples expects to maintain an effective tax rate from operations of 34.5 percent for the full year.

North American Delivery sales are expected to grow approximately 60 percent during the third quarter. Excluding the impact of Corporate Express, the North American Delivery pre-acquisition business sales are expected to decline approximately one percent during the quarter. North American Retail comparable store sales in the third quarter are expected to decrease approximately eight percent versus the same period in 2007. International sales are expected to increase approximately 130 percent in US dollars in the third quarter versus the same period in 2007. Excluding the impact of Corporate Express, the International pre-acquisition business expects sales to decrease approximately three percent in US dollars, and to be flat in local currency. For the third quarter of 2008, comparable store sales in Europe are expected to decrease approximately six percent versus the same period of 2007.

On Dec. 2, 2008, Staples will report results for the third quarter ended Nov. 1, 2008.

Outlook

Staples expects to continue to achieve good performance in a volatile demand environment. The company will continue to provide guidance on factors that will influence profitability, such as anticipated synergies from the Corporate Express integration, forecasted impact of currency fluctuations, expected interest expense, amortization of intangibles, restructuring costs and share count. The company will endeavor to provide as much transparency as possible, but will not provide specific sales guidance for the fourth quarter of 2008 or next year, as a result of the difficulty in forecasting in the current challenging environment.

Longer term, Staples remains confident in its opportunities for significant margin improvement across each of its business units over the next several years. The company anticipates that North American Delivery will achieve an operating margin of approximately 12 percent over the long-term, as the benefits of the Corporate Express acquisition fuel top and bottom line growth. The company expects that North American Retail will recover from the recent period of negative same store sales and deleverage, as it focuses on store productivity and high margin business services to achieve an operating margin of approximately 10 percent over the long-term. In International Operations, the company anticipates that it can leverage best practices, a global Staples Brand and efficiencies related to the acquisition of Corporate Express to achieve operating margins of approximately 7.5 percent in its European business and low single-digit operating margins in its high growth markets. Staples’ long-term operating margin goal for the total company is nine percent, an increase of 250 basis points compared to the 6.5 percent pro forma operating margin achieved in 2007, including the results of Corporate Express.

Event Webcast

This event is being webcast by Thomson Reuters and can be accessed at Staples' Web site at http://investor.staples.com. In addition, a replay of the event will be available from Friday, Oct. 31, 2008 through Friday, Nov. 28, 2008.

About Staples

Staples, the world’s largest office products company, is committed to making it easy for customers to buy a wide range of office products, including supplies, technology, furniture, and business services. With $27 billion in sales, Staples serves businesses of all sizes and consumers in 27 countries throughout North and South America, Europe, Asia and Australia. In July 2008, Staples acquired Corporate Express, one of the world’s leading suppliers of office products to businesses and institutions. Staples invented the office superstore concept in 1986 and is headquartered outside Boston. More information about Staples (Nasdaq: SPLS) is available at www.staples.com.

Certain information contained in this news release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995 including, but not limited to, the information set forth under headings that include the words “Preliminary Q3 2008 Performance”, “Summary of Q3 2008 Special Charges” or “Outlook” and other statements regarding our future business and financial performance. Some of the forward-looking statements relating to the non-cash impairment charge and other expenses and adjustments are based on a series of expectations, assumptions, estimates and projections which involve substantial uncertainty and risk, including the review of our assessments by our outside auditor and changes in management’s assumptions and projections. Actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to: our market is highly competitive and we may not continue to compete successfully; economic conditions may cause a decline in business and consumer spending which could adversely affect our business and financial performance; we may not be able to successfully integrate Corporate Express into our existing operations to realize anticipated benefits and our growth may strain our operations; we may be unable to continue to open new stores and enter new markets successfully; if we are unable to manage our debt, it could materially harm our business and financial condition and restrict our operating flexibility; we may be unable to attract and retain qualified associates; our quarterly operating results are subject to significant fluctuation; our expanding international operations expose us to the unique risks inherent in foreign operations; our business may be adversely affected by the actions of and risks associated with our third party vendors; our expanded offering of proprietary branded products may not improve our financial performance and may expose us to intellectual property and product liability claims; our effective tax rate may fluctuate; our information security may be compromised; various legal proceedings may adversely affect our business and financial performance; and those other factors discussed or referenced in our most recent quarterly report on Form 10-Q filed with the SEC, under the heading “Risk Factors” and elsewhere, and any subsequent periodic or current reports filed by us with the SEC. In addition, any forward-looking statements represent our estimates only as of the date such statements are made (unless another date is indicated) and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

CONTACT:
Staples, Inc.
Media Contact:
Paul Capelli/Owen Davis
508-253-8530/8468
or
Investor Contact:
Laurel Lefebvre/Chris Powers
508-253-4080/4632